EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors of Advanced Cell Technology, Inc.:

Worcester, Massachusetts

We consent to the incorporation by reference in the registration statement on Form S-8 of Advanced Cell Technology, Inc. of our report dated April 12, 2005, with respect to the balance sheets of Advanced Cell Technology, Inc. as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in the Company’s Report on Form 8-K/A filed with the Securities and Exchange Commission on April 18, 2005.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
Certified Public Accountants
August 19, 2005